Exhibit 99.1

Contact: James A. Tracy
VP Finance/CFO
508 650-9971 ext. 315
jtracy@visionsciences.com

VISION-SCIENCES, INC.  Reports Fourth Fiscal Quarter Results

Medical Sales Increase by 138%

NATICK, Mass., May 27, 2004 /PRNewswire-FirstCall/ — Vision-Sciences, Inc., (Nasdaq: VSCI) today issued additional information related to its results previously reported for the fiscal year ended March 31, 2004 (“FY 04”) by announcing its results for the fourth fiscal quarter ended March 31, 2004 (Q4 04).  For Q4 04, sales increased by 103% to $3.14 million, compared to $1.55 million in the three months ended March 31, 2003 (Q4 03), and by 15%, compared to sales of $2.72 million in the three months ended December 31, 2003.  The net loss was $2.6 million, compared to a net loss of $0.5 million in Q4 03.  Results in Q4 04 were impacted negatively by a non-cash charge of $2.9 million for stock-based compensation, compared to a charge of $0.08 million in Q3 04.  Abbreviated results, in $000’s, for Q4 04, compared to Q4 03 are as follows:

	Q4 04	Q4 03	Inc (Dec)
Sales	$3,142	$1,546	$1,596
Gross profit	1,320	438	882
Profit before stock-based compensation	276	(429)	705
Stock-based compensation	2,896	81	2,815
Net loss	$(2,619)	$(510)	$(2,109)

Sales of the medical segment increased in Q4 04 by 138%, to $2.26 million, compared to $0.95 million in Q4 03.  Sales of the industrial segment increased in Q4 04 by 47%, to $0.88 million, compared to $0.60 million in Q4 03.  Ron Hadani, President and CEO, stated “We are very excited about our results for Q4 04.  In total, we shipped twice as much product as in the same quarter as last year, fueled by continued volume increases in endoscopes and EndoSheaths to both the domestic and international Ear-Nose-Throat (“ENT”) markets.  In addition, we shipped over $0.53 million of trans-nasal esophagoscopes (“TNE”) and EndoSheath Systems to the ENT market, through our distribution agreement with Medtronic Xomed, and also to our network of international distributors.  Also, we began shipments of our new ENT-1000 small diameter endoscope, a product we released in March 2004.  The higher revenues, combined with expense control resulted in a profit for Q4 04, before recording the change in the fair market value of non-qualified options.  This, combined with positive cash flow of $0.35 million for the quarter, the favorable feedback we have received recently during the introduction of our new flexible cystoscope with EndoSheath System for the Urology market, the launching of our TNE endoscope and EndoSheath System to the gastrointestinal market and the release of our first VEE endoscope to the ENT market give us reason to be very optimistic about the future.”

Mr. Hadani continued, “The charge for stock-based compensation was required under generally accepted accounting principles, as they had the characteristics of liability instruments according to EITF 00-19.

We took appropriate steps to change the character of these non-qualified options issued to non-employees to equity instruments from liability instruments, and expect that, as of April 1, 2004, we will not be recording changes in the fair market value of these options.”

Vision Sciences previously announced its full year results for FY 04, reporting that the Company’s full year FY 04 revenues increased by 54% to $9.93 million, compared to $6.43 million for the year ended March 31, 2003 (“FY 03”).  Please refer to the Company’s previous release for the further details regarding the Company’s full year results.

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences’ products and the Company is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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